EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140218) pertaining to the Peabody Western-UMWA 401(k) Plan of our report dated June 27, 2014, with respect to the financial statements and schedule of Peabody Western-UMWA 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ UHY LLP

St. Louis, Missouri
June 27, 2014